KAMAN CORP. SIGNS AGREEMENT TO ACQUIRE
AEROSPACE COMPOSITE PARTS MANUFACTURER

BLOOMFIELD, Connecticut (December 10, 2001) - Kaman Corp.
(NASDAQ:KAMNA) announced today that it has signed an agreement to acquire Plastic Fabricating Company, Inc.
("PlasticFab"), a Wichita, Kansas manufacturer of composite parts and assemblies for aerospace applications.
PlasticFab, a privately held company with estimated sales this year in excess of $14 million, is currently owned by HIG Capital LLC, a private equity investment firm based in Miami, Florida.

PlasticFab, founded in 1948, is a leading supplier of
customengineered composites, advanced plastic components
andcomplex assemblies for commercial and military
aerospaceapplications.   Its largest customers
includeBoeing, Bell Helicopter Textron, Sikorsky
Aircraft,Lockheed Martin, and Fuji Heavy Industries Ltd.
The company employs approximately 180 people at its 150,000-square-foot Wichita facility.

Paul R. Kuhn, president and chief executive officer of Kaman Corp., said, "This acquisition brings us into one of the largest aerospace manufacturing areas in the United States, and is complementary to our existing composites and metal bonding operations. The acquisition fits well with our overall strategy to grow and diversify our aerospace business. PlasticFab has a solid reputation in the industry for delivering quality products on time, and it has an experienced, dedicated work force. We look forward to their becoming part of the Kaman family."

The transaction is expected to close by the end of the year. Terms are not being disclosed. When the transaction is completed PlasticFab will operate as a separate subsidiary within the aerostructures business unit of Kaman Aerospace Corp.

Kaman Corp., headquartered in Bloomfield, Conn., conducts business in the aerospace, industrial distribution and music distribution markets.

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Contact:
Russell Jones, VP & Treasurer
(860) 243-6307
Email: rhj-corp@kaman.com


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